"Confidential material omitted and filed separately with the Securities and Exchange Commission. Asterisk denotes such omission."


                 L I C E N S E   A G R E E M E N T

                                                       050896DR03


     THIS AGREEMENT is hereby made effective as of January 1, 1997 ("Effective Date") between MATTEL, INC. ("Licensor"), a Delaware corporation, having its principal place of business in El Segundo, California, U.S.A and the party identified as "Licensee" in Paragraph A below (hereinafter the "Agreement").


                                R E C I T A L S

     WHEREAS, Licensor represents and acknowledges that it:

     1) owns or has acquired the rights to the property identified under Paragraph B below, which rights, to the extent such rights are recognized in the Territory (as defined below) include, copyrights, trademarks and other rights in the design, style, character, likeness, and appearance of the material, packaging, and accessories related thereto (the "Property"), and

     2) is willing to grant a license to Licensee in accordance with the terms and conditions set forth herein;

     WHEREAS, Licensee represents and acknowledges that it:
     1) possesses experience and skill in the business of the manufacture, sale and distribution of the product or products identified under Paragraph C below ("Products"), and

     2) desires to obtain a license to use the Property of Licensor in connection with the manufacture, sale and distribution of the Products in accordance with the terms and conditions set forth herein.

     The provisions in this Recitals Section do not reflect the entire agreement between the parties hereto. This section only serves as a summary of the Agreement between the parties and should not be construed as a contract alone but only as a part of this Agreement. References in this Recitals Section to the sections of this Agreement are not intended to be inclusive of all uses of the defined term in this Agreement.

A.   LICENSEE:      BROOKFIELD ATHLETIC COMPANY, INC.
                    A Subsidiary of Hyde Athletic Industries, Inc.

     Located at:    13 Centennial Drive, Peabody, MA 01961
                    A corporation of Massachusetts

B. PROPERTY: BARBIE. Excluded from the license granted to Licensee are "NOSTALGIC BARBIE" and "CONTEMPORARY/COLLECTIBLE BARBIE", which Licensor reserves and with respect to which Licensor has the full and exclusive right to exploit and license others to exploit, notwithstanding the foregoing. "NOSTALGIC BARBIE" refers to the depictions of the "BARBIE" doll as used
originally for the  line, i.e.,  the early   versions of the "BARBIE" doll,
particularly for the 1959-1975 era and accompanying "KEN", "MIDGE", and "ALAN" dolls. "CONTEMPORARY/COLLECTIBLE BARBIE" refers to high-end collectible, specialty BARBIE dolls, such as BARBIE dolls currently depicted in Licensor's Timeless CreationsR catalog.

C.   PRODUCTS is defined as:  See attached Exhibit C.

D.   TERRITORY is defined as:  United States, its territories and possessions.

E.   This License is:
     (  ) exclusive as to all Products (1.2)
     (  ) non-exclusive as to all Products
     (X) other as follows: Exclusive as to all Products except as indicated on the Product List in all approved Channels of Distribution, except Direct Mail (Catalog), Warehouse Club and Internet which shall be non-exclusive as to all Products.

F. MANUFACTURER'S AGREEMENT Attach Exhibit A (Manufacturer's Agreement) for each manufacturing source (i.e. plant), including each subcontractor. In addition, the form is to be submitted for each new manufacturing source during the term of this Agreement.

G.   Channels of Distribution are defined as:
     (X)  Mass Market  (e.g. Wal-Mart, Target, Kmart)
     (  ) Gifts
     (X)  Specialty
     (X)  Mid-Tier (e.g. Mervyns, Sears, J.C. Penney)
     (  ) Direct Mail (All)
     (X)  Direct Mail (Catalog only)
     (  ) Direct Mail (Excluding Catalog)
     (  ) Department Store (e.g. Macy's Bloomingdale's)
     (  ) Supermarket
     (  ) Book Club
     (  ) Stationery
     (  ) Drug Store
     (X)  Warehouse Club (e.g. Costco-Price Club, Sam's Club)
     (  ) Duty-Free Shops
     (X)  Internet
     (  ) Interactive Shopping (e.g.: Television Home Shopping)
     (  ) Other Special Market as follows: N.A.



"Confidential material omitted and filed separately with the Securities and Exchange Commission. Asterisk denotes such omission."


H.   ENDING DATE is defined as:  *****   (3.1)

     MARKETING DATE is defined as: In market, which shall be the date(s) by which the Products shall be available for purchase by the public at retail outlets pursuant to Section 6.2.

I.   ROYALTY RATE is defined as:  *****  (4.1)

     ACCESSORIES *****

     F.O.B. ROYALTY RATE: *****

     ACCESSORIES *****   (4.1)

J.   ADVANCE GUARANTEED ROYALTY is defined as:  *****  (4.1, 4.2)

K.   MINIMUM GUARANTEED ROYALTY is defined as: *****   (4.1, 4.2)
L. MANDATORY MINIMUM ADVERTISING EXPENDITURE is defined as actual media expenditures for advertising of the Products by the Licensee in the following media and time periods:

Type of Media:     (N/A)    Print to Consumers
                   (N/A)    Trade Print
                   (N/A)    Trade Co-Op
                   (N/A)    Television
                   (N/A)    Direct Mail
                   (N/A)    Other as follows:
          Advertising Time Period:   N/A
          Minimum Amount Expended:   N/A
M. Periodic Statements are due thirty (30) days after the close of each calendar quarter sent with royalties to:

          Attn:  BARBIE Consumer Products, M1-1005
          Mattel, Inc.
          333 Continental Boulevard
          El Segundo, California  90245

N. INSURANCE: Licensee shall maintain comprehensive liability insurance, including product and contractual liability insurance in an amount of not less than Two Million Dollars ($2,000,000.00), naming Licensor as an additional insured, during the term of this Agreement (11).

O.   ADDITIONAL PROVISIONS:  N/A

     NOW, THEREFORE, based on the foregoing premises and the covenants contained herein, the parties hereto agree as follows:

1.    RIGHTS

      1.1 In accordance with the terms set forth herein, Licensor consents to use of the Property by Licensee in the Territory for the life of this Agreement solely and only upon and in connection with the manufacture, sale and distribution of Products through the Channels of Distribution. Licensee shall have no right to use of Licensor's corporate name or logo at any time, except as permitted under Section 7.2.

      1.2 For Products that are specifically covered by an exclusive license, as identified in Paragraph E of the Recitals Section, Licensor agrees not to expressly grant a license to a third party of the right to use the Property on or in connection with said Products through the Channels of Distribution in the Territory; PROVIDED, HOWEVER that Licensor itself use or may permit the use by third parties of Products that are distributed solely as premium items. All Products not specifically designated as exclusive in Paragraph E of the Recitals Section are considered non-exclusive and, therefore, Licensor is free to license third parties to use the Property on or in connection with the Products through the Channels of Distribution in the Territory. Regardless of exclusivity provisions contained herein, distribution through FAO Schwarz stores and catalogs if applicable hereto remain non-exclusive. Licensor reserves and retains the full right to use the Property on or in connection with any and all Products through the Channels of Distribution in the Territory at all times. In the event of any possible conflict in the definition of Products in this Agreement and with the corresponding definition in any other license agreement to which Licensor is a party, Licensor reserves the right to interpret the language in such a manner as to resolve the conflict, and the Licensor's decision in resolving any such conflict shall be final and binding upon the Licensee.
      1.3 Licensee agrees not to enter into any agreement relating to the Property for commercial tie-ins or promotions with any party engaged in whole or in part in the production of motion pictures or television shows, nor to sell the Products for premium use or other use involving promotion of any third party or other products or properties without the prior written consent of Licensor.

      1.4    As an exception to the scope of the rights of Licensee under this
Section 1, Licensee does not have the right to display or sell the Products at entertainment events and shows, excluding trade shows. Licensor reserves and has the right to grant licenses to third parties to use the Property on and in connection with the manufacture and/or sale of the Products for sale to members of the audience at any show or other entertainment event, including but not limited to stage and arena shows.

      1.5 With respect to each vendor or other manufacturing source, Licensee shall have the attached Manufacturer's Agreement executed prior to manufacture of such Products and promptly provide a fully executed copy of any such agreement(s) to Licensor. Licensee agrees to follow the same procedures for any additional manufacturing source used during the term of this Agreement.

      1.6 Licensee agrees to meet or exceed the Mandatory Minimum Advertising Expenditure.

      1.7 Licensee agrees to sell the Products, exclusive of required free samples specified in Section 2.3 hereof, to Licensor at as low a price as the Licensee sells similar quantities of the same to any third party.

      1.8 To the extent that the Territory is included within the European Economic Community ("EEC") and with respect to permitted activities of the Licensee within the EEC, the following provisions shall apply:
             (a) Notwithstanding anything to the contrary herein contained, Licensor and Licensee agree that the rights granted herein and the restrictions herein contained shall be subject to the laws of the Territory and the Treaty of Rome (if applicable) and all rules, regulations, directives, laws and legislation associated therewith as the same may be in force from time to time.

             (b) Nothing in this Agreement shall be construed as preventing Licensee from accepting bona fide unsolicited orders for the Product (a) for sale otherwise than through Licensee's permitted Channels of Distribution within the EEC, or (b) from customers or potential customers outside the Territory but within the EEC.

             (c) However, it is agreed that Licensee shall not establish an office, advertise or otherwise actively seek customers for the Products outside of the Territory or the permitted Channels of Distribution.

             (d) If this Agreement is exclusive, it will not be an infringement of Licensee's rights for Licensor to permit the sale in the Territory or in the Channels of Distribution of Products made by licensees of other territories in the EEC or other Channels of Distribution in the Territory.

2.    CONTROL BY LICENSOR

      2.1 Licensor shall have the right to control all uses of the Property on or in connection with the Products, including but not limited to advertising, and also have the right to control the nature and quality of the Products associated with the Property.

      2.2 Pursuant to this right of control, Licensor, through such agents or representatives as it may designate, shall have free access to Licensee's facilities, upon reasonable notice, at all times during business hours with the right to full disclosure of all apparatus, methods, and materials used by Licensee in the production of the Products and shall have the right to take reasonable free samples of Licensee's Products and all of the materials used in the manufacture thereof for the purpose of examination or testing. If requested by Licensee, Licensor agrees to sign a non-disclosure agreement as necessary to protect the secrecy of such apparatus, methods, and material.

      2.3 At least one (1) representative copy or sample of all proposed material using the Property (including the proposed Products, packaging, advertising and all other material of any character whatsoever) together with a description of the intended use of the material shall be submitted to Licensor without cost for written approval prior to using the same. Licensee agrees not to display or offer for sale to any third party any Products or sample thereof using the Property without Licensor's prior written approval of such Products or sample thereof. Licensor shall make every reasonable attempt to provide written approval/disapproval of any copy or sample, submitted by Licensee for review, by the end of fifteen (15) business days after actual receipt of such copy or sample by Licensor. Failure by Licensor to provide written approval/disapproval within the specified time period shall not be deemed approval of any copy or sample. Failure by the Licensee to comply with the approval process identified in this Section 2.3 is grounds for immediate termination by Licensor. The copies, sample and description may be retained by Licensor at its option. Licensee shall not manufacture, sell or distribute any Products or other materials that depart from Licensor-approved samples in any material respect without a separate submission of samples with respect to such modification and separate written approval from the Licensor. Licensor shall not withdraw its approval of the approved samples without good cause. Licensee shall thereafter submit to Licensor's Licensing Department, without cost to Licensor, ten (10) samples of finished Products, as approved, upon commencement of production and sale, and annually thereafter. Licensor reserves the right to request additional samples of the Products at no cost to the Licensor on a regular basis, but not more frequently than quarterly, to verify compliance of the Products with the provisions of this Agreement. Except where Licensor's request for samples is to monitor compliance after a prior non-conformity, Licensee shall not be obligated to provide more than twenty (20) samples of a Product on an annual basis without charge to the Licensor.

      2.4 Licensee agrees that the Products covered by this Agreement shall be of high standard and of such style, appearance, and quality as to be adequate and suited to its exploitation to the best advantage and to the protection and enhancement of the Property and the good will pertaining thereto; that such Products will be manufactured, advertised, sold and distributed in accordance with all applicable laws; and that the policies of sale and distribution by Licensee shall be of high standard and to the best advantage and shall in no manner reflect adversely upon the good will of Licensor or the Property.

      2.5 Licensee agrees that the Products shall equal or exceed all industry and government standards established in respect of safety and fitness for use. All applicable government standards of the Territory shall apply, whether federal, state or local. If the Territory is the U.S. or is inclusive of the U.S., such standards shall include, but not be limited to, the Consumer Product Safety Act and all appropriate sections of the Code of Federal Regulations, and to the extent applicable, the Products shall equal or exceed the standards set forth in the Hazardous Substances Act, the Flammable Fabrics Act, the Child Safety Protection Act and the Toy Manufacturers of America Safety Standards as contained in ASTM F963 and comparable industry standards. Prior to commencing shipment of each Products and on a regular basis thereafter but no less frequently than annually, or as otherwise requested by Licensor, Licensee agrees to provide to Licensor at Licensee's expense a certificate of an approved independent testing laboratory certifying that the Products comply with such standards and regulations. Each certificate that is provided must specifically describe the Products that are covered by the certificate, including the manufacturing source of the Products being tested. Products that are shipped into more than one country must be certified separately with respect to the applicable requirements of each such country. Additional certificates shall be supplied with respect to any design or manufacturing change that may affect the Product's compliance with applicable standards. If there is any disagreement between Licensee and Licensor regarding compliance with safety standards, the Licensor's decision shall be final and Licensee agrees to fully comply with such decision.

      2.6 Licensee agrees that it shall not contract with a third party distributor for the marketing, distribution or sale of the Products without the prior written consent of the Licensor.

3.    TERM

      3.1 The term of this Agreement will commence as of the Effective Date and terminate automatically on the Ending Date, unless terminated sooner under the other provisions of this Agreement.

      3.2 Unless express renewal rights are granted herein, Licensee shall have no right to renew this Agreement, regardless of its performance during the term hereof. Further, Licensor shall not be required to give any notice to Licensee of Licensor's intention not to extend the term of this Agreement. No promise or expressed intention to renew this Agreement shall be binding upon the Licensor unless stated in a written document, signed by the Licensor.

      3.3 Nothing stated in this Agreement shall prevent the Licensor from negotiating or entering into an agreement with any other party on or before the expiration date of this Agreement, provided that no Products which are exclusive under this Agreement shall be marketed or shipped under such other agreement prior to the expiration date of this Agreement.

4.    ROYALTIES

      4.1 In consideration for the license granted herein, Licensee agrees to pay royalties to Licensor. Royalties will be calculated by applying the Royalty Rate to the "Gross Sales" of all Products sold or otherwise disposed of by Licensee under this Agreement except that, in the event Licensee sells or otherwise disposes of Products on an F.O.B. place of manufacture outside of the Territory basis, the F.O.B. Royalty Rate shall be applied to the "Gross Sales" of such Products. "Gross Sales" herein employed shall mean the gross sales billed by Licensee less credit notes for accepted returns not to exceed five percent (5%) of gross amount invoiced and sales and excise taxes separately stated, but no deduction shall be made for cash or other discounts or uncollectible accounts whether or not stated on invoice. No other costs incurred in the manufacture, sale, distribution, or marketing of the Products shall be deducted from gross sales in determining the royalty payable by Licensee. For purposes of this Agreement, Products shall be considered sold on the date of shipment or the date that the shipment is invoiced by the Licensee, whichever is earlier.

      4.2 Licensee agrees to pay to Licensor the non-refundable Advance Guaranteed Royalty at the time of execution of this Agreement. Licensee may offset the Advance Guaranteed Royalty against royalties payable under Section
4.1 as they become due. Payment of the Advance Guaranteed Royalty by Licensee is a condition precedent to Licensee's right to exercise any rights hereunder, and Licensee's failure to promptly tender such payment shall entitle Licensor to unilaterally and immediately rescind this Agreement.

      4.3   If the Minimum Guaranteed Royalty is not otherwise paid pursuant to
Section 4.1 hereof, the balance of said Minimum Guaranteed Royalty shall be paid to Licensor with Licensee's final quarterly royalty payment for the applicable year or period. Licensee's failure to achieve sales of the Products for the applicable year or period that will cause Licensor to earn royalties equal to or greater than the Minimum Guaranteed Royalty shall give Licensor the right to terminate this Agreement, which right shall be exercisable within sixty (60) days after Licensor's receipt of the final royalty report for such year or period.

      4.4 If Licensee does not meet or exceed the Mandatory Minimum Advertising Expenditure, Licensee shall pay to Licensor, within thirty (30) days after the earlier of (a) the Ending Date or (b) the date of termination of this Agreement, the difference between said Minimum Amount required to be expended under Paragraph L of the Recitals Section and the actual amount expended by Licensee.

      4.5 Royalties shall be paid to Licensor on any Products conveyed for any purpose whatsoever by Licensee to a third party free of charge or for which only nominal consideration was paid, including samples (other than those samples referred to in Section 2.3 hereof, and other than sales samples, not to exceed five percent (5%) of total production). The royalty on such Products shall be calculated by applying the Royalty Rate or F.O.B. Royalty Rate, whichever is higher, to the customary Gross Sales price of the Products as defined by Section 4.1.

      4.6 If Licensee sells the Products to any of its subsidiaries or affiliated organizations or companies for subsequent resale by such subsidiary or affiliated organization or company to customary trade buyers, or sells the Products in any way other than at arm's length, Licensee agrees that the Royalty Rate or F.O.B. Royalty Rate, whichever is higher, will be based on the Gross Sales, as defined above, charged by the subsidiary, affiliated organization or company to such buyers.
      4.7 Any payment not paid when due in accordance with the terms of this Agreement, including any deficit disclosed through the audit procedures provided for in Section 5, shall bear interest from the due date until received by Licensor at the maximum interest rate permitted by law. The obligation to pay, and the payment of, such interest will not operate to extend any payment due date, and Licensor waives no rights by accepting late payment with interest. Interest under this Section 4.7 will be due and payable on the date the outstanding balance is paid to Licensor.

      4.8 If Licensee requests and Licensor provides finished artwork for Licensee's use, Licensee agrees to remit to Licensor its then normal and customary charge for providing such artwork.

5.    RECORDS AND REPORTS

      5.1 Licensee agrees to keep such full and accurate records as are necessary to verify Licensee's compliance with its obligations under this Agreement, including without limitation the safety requirements of Section 2.5 and the royalty payment requirements of Section 4.1. Licensee shall maintain all records necessary to determine the royalties payable hereunder including, but not limited to, financial statements; general ledgers; and production, sales, purchases and inventory records; promotional activity reports and other records reflecting the transfer of Products whether or not full price was paid. Licensee also agrees to keep such full and accurate records as are necessary to determine Licensee's compliance with the Mandatory Minimum Advertising Expenditure required hereunder including, but not limited to, receipts or other proof of placement of ads. Licensee agrees to permit Licensor or its authorized representative to have full access to such records required under this Section 5, to examine them, and to make copies of them during normal business hours upon reasonable notice. Licensee agrees to preserve and keep available to Licensor all such records for a period of three (3) years after the termination of this Agreement, including any renewals thereof. If any underpayment is identified as a result of this examination, Licensee shall pay to Licensor within ten (10) days of demand the amount of the underpayment, together with interest as provided under Section 4.7, which shall accrue from the original due date. In addition, if the amount of the underpayment discovered as a result of the examination equals or exceeds five percent (5%) of the royalties reported and paid over the period covered by the examination, Licensee's payment shall include the Licensor's reasonable cost of such examination. Such costs shall include, in the case of Licensor's internal auditors, travel expenses and the full labor costs attributable to the man-hours related to the examination.

      5.2 Licensee agrees to provide to the Licensor, at the address specified in Paragraph M of the Recitals Section, within thirty (30) days after the close of each calendar quarter: (1) a true and full report of advertising expenditures during said quarter pursuant to this Agreement and (2) a true and full report in triplicate of royalties accrued during said quarter under this Agreement. Licensee agrees to make payment in the amount of said reported royalties with submission of such royalty report. Such royalty reports shall show the Property licensed, the specific Channel of Distribution, the stock number and descriptions, and, for each country in which sold, the total Gross Sales as calculated, showing the quantity sold and returned, the unit price of the Products sold and all permitted deductions as set forth in Section 4.1. Each such report shall be certified to be accurate by the Licensee. Such royalty reports shall also include a list of sales to subsidiaries and affiliates and all transactions not at arm's length. For this purpose, Licensee shall use the royalty report form or forms attached hereto, additional copies of which may be obtained by Licensee from Licensor. All quarterly reports shall be furnished to Licensor whether or not any of the Products has been sold or advertised during the preceding calendar quarter.
      5.3 Receipt or acceptance by Licensor of any of the statements furnished pursuant to this Agreement or of any sums paid hereunder shall not preclude Licensor from questioning the correctness thereof at any time. In the event that any inconsistencies or mistakes are discovered in such statements or payments, Licensee shall immediately notify Licensor, correct such inconsistencies or mistakes, and render the appropriate payments due, if any.

      5.4 Upon demand of Licensor, but not more than once in any twelve (12) month period, Licensee shall furnish to Licensor at Licensee's expense a detailed audit statement certified by an independent certified public accountant restating or verifying the accuracy of the reports described in Section 5.2. up to the date of Licensor's demand.

      5.5 Licensee agrees to provide to the Licensor, at the address specified in Paragraph M of the Recitals Section and for each country included in the Territory: (1) within thirty (30) days prior to the beginning of each calendar quarter, a forecast of the expected gross sales and royalties for the succeeding quarter; and (2) within ninety (90) days prior to the beginning of each calendar year, a forecast of the expected gross sales and royalties for each calendar quarter of the succeeding year.

6.    DILIGENCE AND GOOD WILL

      6.1 Licensee agrees to exercise its best efforts in the performance of this Agreement and, especially, in developing a market for the Products in connection with the Property and supplying such market demand.

      6.2 If Licensee does not commence in good faith to manufacture and distribute all of the Products in commercially substantial quantities through each of the Channels of Distribution in each country in the Territory by the Marketing Date, or if at any time thereafter in any calendar quarter Licensee fails to manufacture and distribute any of the Products through each of the Channels of Distribution in each country in the Territory, Licensor, in addition to all other remedies available to it, may terminate this Agreement in its entirety, or may terminate Licensee's rights under this Agreement in the particular Products that were not manufactured and/or distributed during such quarter, or may terminate Licensee's rights under this Agreement for the particular Channels of Distribution through which Products were not distributed during such quarter, or may terminate Licensee's rights under this Agreement with respect to the country in which the Products were not manufactured and/or distributed during such quarter by giving written notice of such termination to Licensee.

      6.3 Licensee acknowledges the importance and great value of the good will associated with Licensor and the Property. Licensee shall uphold Licensor's good name and protect Licensor's Property rights and associated rights or interests during the term of this Agreement and thereafter. Licensor shall have the right to immediately terminate this Agreement in the event that Licensee engages in any illegal, indecent, immoral, harmful or scandalous behavior or activities that may directly or indirectly damage Licensor's reputation or good will.

7.    INTELLECTUAL PROPERTY

      7.1 Licensee hereby acknowledges the validity of the Property and of any copyright or trademark pertaining thereto and Licensor's exclusive rights therein. Licensee will not make any representation or do any act which may be taken to indicate that it has any right, title or interest in or to the ownership or use of any of the Property except as licensed under the terms of this Agreement, and acknowledges that nothing contained in this Agreement shall give Licensee any continuing right, title or interest in or to the Property. Licensee agrees not to contest the validity of Licensor's rights or perform any act or omission adverse to the Property or to said exclusive rights, and agrees that any use of the Property by Licensee hereunder shall inure to the benefit of Licensor.

      7.2 Licensee agrees to take whatever action is appropriate or necessary to protect Licensor's rights in the Property including, but not limited to: cooperating in any new domestic or foreign applications for intellectual property registration pursued by Licensor, at Licensor's expense (including registration of any of Licensor's trademarks to be used on the Products); registering as a licensee of the Licensor's trademark on the Products upon request by Licensor, at Licensor's expense; and permanently affixing on the Products and all materials used in the advertising, packaging, sale, marketing and distribution thereof, or other materials utilizing the Property, the following language, and any other notice requested by Licensor:

     [Name of each Property appearing on the Products] and associated trademarks are owned by and used under license from Mattel, Inc.
     c 19   [year of first publication by Licensee]  Mattel, Inc. All Rights
     Reserved.

      7.3 During and after the term of this Agreement, Licensee agrees and warrants that it will not reproduce or use, or cause or enable another to reproduce or use, either within or outside the Territory, any trademarks or other related rights derived from or confusingly similar to the Property.

      7.4 Licensee agrees to promptly notify Licensor of conflicting activities by third parties of which Licensee becomes aware. On written notice from Licensee of such activities, Licensor may, but is not required to, take appropriate legal action. Licensee shall take no legal action, however, without Licensor's prior written consent. Licensee agrees to cooperate fully in any action taken by Licensor, at Licensor's expense. Licensor may, but is not required to, control any legal action undertaken pursuant to this provision. If Licensor takes legal action, any settlement proceeds, damage or other recovery shall be for the sole benefit and account of the Licensor. If Licensee takes legal action with written permission from Licensor, any settlement proceeds, damage or other recovery remaining, after attorneys' fees and costs are deducted, shall be for the sole benefit and account of the Licensee.

      7.5 Licensee agrees that all artwork and designs, and all copyrights pertaining thereto, involving the Property, or derived from the Property, created or produced by the Licensee shall be and remain the sole property of Licensor. Licensee further agrees that it will provide to Licensor a full assignment in favor of the Licensor of all rights, free of any claim, interest or right, from any third party who shall have created or produced under contract with Licensee any artwork involving the Property or derived from the Property. All costs and expenses for the creation or production of artwork under this
Section 7.5 shall be paid by Licensee, and Licensor shall not be liable to Licensee or any third party for any costs or expenses incurred in the creation or production of such artwork. Licensor shall be entitled to use, and license others to use, all artwork created or produced pursuant to this Section 7.5.
      7.6 Except with respect to the rights to the Property licensed hereunder, the Licensee shall ensure that all Products as marketed, sold and distributed do not infringe the rights of any third party and are distributed in compliance with all relevant copyright, trademark, design right, registered design and other relevant laws in the Territory.

8.    CONFIDENTIALITY

      During and subsequent to the term of this Agreement, Licensee, its agents and employees shall not make any unauthorized use or disclosure of any knowledge or information of a confidential or proprietary nature concerning the Products, or other private or confidential matters of Licensor, and shall refrain from any acts or omissions that would reduce the value of such confidential matters to Licensor or that would deprive or tend to deprive Licensor of trade secret or other intellectual property protection with respect to such confidential matters.


9.    TRANSFERABILITY

      9.1 Licensor shall have the right to assign its rights and obligations under this Agreement.

      9.2 The rights and obligations of the Licensee under this Agreement are of a personal nature, and Licensee may not assign, sublicense or otherwise transfer any or all of its rights and/or obligations hereunder without prior written consent of Licensor.

10.   WARRANTY AND INDEMNIFICATION

      10.1   Licensee warrants and represents that:

             (a) Licensee is free to enter into this Agreement and has the capability to fully perform its obligations under this Agreement;

             (b) all ideas, creations, materials and intellectual property furnished by Licensee in connection with the Products will be Licensee's own and original creation (except for matters in the public domain or material which Licensee is fully licensed to use); and

             (c) the Products and the manufacture, advertisement, distribution and sale thereof pursuant to this Agreement will not infringe or violate any rights of any third party of any nature whatsoever.

      10.2 Licensee agrees to indemnify Licensor, its officers, agents and employees and to undertake to defend and hold them and each of them harmless from and against any and all claims, demands, causes of action, damages, liabilities, costs and expenses, including reasonable attorneys' fees, arising from the activities of Licensee under this Agreement, or out of any breach by Licensee of any warranty or agreement made by Licensee herein, including but not limited to any product liability claims or actions or to the unauthorized use of any trademark, copyright, design, patent, process, method or device by Licensee.

      10.3   Licensor warrants and represents that:

             (a) Licensor is free to enter into this Agreement and has the capability to fully perform its obligations under this Agreement; and

             (b) Licensor has acquired such rights to the Property stated in the Recitals Section of this Agreement.

      10.4 Licensor agrees to indemnify Licensee, its officers, agents and employees and to undertake to defend and hold them and each of them harmless from and against any and all claims, demands, causes of action, damages, liabilities, costs and expenses, including reasonable attorneys' fees, arising from use of the Property in connection with Products under this Agreement in the manner approved by Licensor, or arising out of any breach by Licensor of any warranty or agreement made by Licensor herein.

11.   INSURANCE

      11.1 Licensee will obtain and maintain a comprehensive liability insurance policy, including coverage for product and contractual liability, providing, but not limited to, protection for Licensor, its officers, agents and employees against any claims, damages, liabilities, costs and expenses (including counsel fees) arising out of any alleged defects (whether latent or patent) in the Products manufactured, distributed, sold or otherwise disposed of by Licensee.

      11.2 Such policy shall have a combined single coverage in the amount of Two Million Dollars ($2,000,000.00), shall be with a qualified insurance company currently rated A - V or better with Best's Key Rating Guide for Property Casualty Insurers, and shall be kept in force for twelve (12) months after final disposal of inventory.

      11.3 As proof of such insurance, a fully paid certificate of insurance naming Licensor as an insured party and indicating thereon that the insurance may not be changed, cancelled, or allowed to lapse through non-renewal or failure to pay the premium therefor except upon not less than thirty (30) days written notice to Licensor will be submitted to Licensor by the Licensee within thirty (30) days after the Effective Date of this Agreement. The Licensee's failure to comply with the provisions regarding insurance set forth in this Section will constitute a default giving the Licensor the right to terminate this Agreement in accordance with the terms of Section 13.1.

      11.4 If Licensee fails to furnish proof of such insurance as required above, or if at any time during the life of this Agreement Licensor is notified of the change, cancellation or lapse of such insurance, which change, cancellation or lapse Licensee does not rectify within ten (10) days of the insurance status change, Licensor, in addition to all other remedies available to it hereunder, may at its option obtain such insurance coverage and bill the Licensee for the premium cost thereof. Licensee agrees to remit such premium to Licensor within ten (10) days of receipt of notice from Licensor of the amount of such premium cost. Such premium cost is in addition to any other payments due under this Agreement.

12.   BANKRUPTCY

      In the event that Licensee makes any assignment for the benefit of creditors, or files a petition in bankruptcy (whether voluntary or involuntary), or becomes insolvent, or is similarly prevented from or unable to fulfill its duties hereunder, Licensor may terminate this Agreement immediately upon giving notice to Licensee. In the event of actual bankruptcy or receivership of Licensee, this Agreement shall automatically terminate.


13.   TERMINATION

      13.1 Licensor may terminate this Agreement pursuant to any provision of this Agreement providing for termination or in the event of any default of any provision of this Agreement by Licensee, such as failure to make a report or a payment required hereunder, which default Licensee does not rectify within ten
(10) days after notice thereof from Licensor.

      13.2 Licensor may terminate this Agreement if there is a transfer of twenty-five percent (25%) or more of the common capital stock of the Licensee, in a single transaction or a series of transactions; or if there is a transfer of the business and/or substantially all of the assets of the Licensee, subject to the following provisions. If the Licensee has reason to believe that such a stock transfer has occurred, or will occur in the reasonably foreseeable future, or if the Licensee proposes to make a transfer of its business and/or substantially all of its assets, it shall give written notice thereof to the Licensor. Within a reasonable time after receiving such notice, the Licensor shall give the Licensee written notice stating whether it approves or disapproves any such transfer or proposed transfer, and, in the case of its disapproval thereof, whether it exercises its right of termination hereunder if the transfer has already occurred or will exercise its right of termination if the proposed transfer is subsequently made. The foregoing shall not limit in any way the right of the Licensor under Section 9.2 to disapprove assignments and other transfers of this Agreement and the rights hereunder.

14.   EFFECT OF TERMINATION

      14.1 In the event of termination of this Agreement under any of its provisions, Licensee is not relieved of its liabilities accruing up to the time of termination. Any and all patents, trademarks, copyrights or related rights accruing to Licensee by virtue of its activities under this Agreement shall vest automatically at the time of accrual solely and exclusively in Licensor, and Licensor may execute documents on behalf of Licensee to secure or effectuate such rights; Licensee shall assist Licensor in securing and effectuating such rights after termination as well as before termination.

      14.2 Licensee agrees that upon termination of this Agreement based on default of Licensee and provided Licensor has given the termination notice in accordance with Section 13 hereof, Licensee shall forthwith cease and desist in the manufacture and sale of Products.

      14.3 Licensor agrees that at the termination of this Agreement for any reason other than the default of the Licensee (including, but not limited to, termination by reason of a variance by Licensee from the quality and style approved by Licensor pursuant to Section 2), the Licensee shall have the non-exclusive right for a period of not more than ninety (90) days thereafter to dispose of all of the unsold Products that has been completed by it prior to such termination. It is further provided under this Section 14.3 that Licensee shall, prior to disposing of said unsold Products, give Licensor a true itemized statement of all such unsold Products in inventory and sufficient detailed manufacturing information to substantiate the applicability of this Section 14.3 to said Products. Licensor shall have the option to conduct a physical inventory in order to verify such inventory statement.

      14.4 Nothing in Section 14.3 shall be construed as authorizing the Licensee to (a) sell Products not approved by Licensor, or to sell Products in job lots at reduced prices or otherwise than set forth or contemplated in this Agreement or (b) manufacture, sell or dispose of any Products covered by this Agreement after its expiration or its termination based on the failure of Licensee to affix notice of copyright, trademark or service mark registration or any other notice to the Products cartons, containers, packing or wrapping material or advertising, promotional or display material.

      14.5 Licensee agrees that upon termination of this Agreement under any of its provisions, Licensee shall deliver to Licensor without cost all plates, molds, preprints, matrices and other devices using the Property.

      14.6 Licensee agrees that in the event that it engaged in any unauthorized use of the Property in violation of any of the provisions of this Agreement, Licensor may recover all profits derived by Licensee from such unauthorized use, in addition to any other remedies available to Licensor.

15.   REMEDIES

      15.1 Licensee acknowledges that its failure (except as otherwise provided herein) to cease the manufacture, sale or distribution of the Products covered by this Agreement at the termination or expiration of this Agreement will result in immediate and irreparable harm to Licensor and to the rights of any subsequent licensee. Licensee agrees that in the event of such failure to cease manufacture, sale, or distribution, Licensor shall be entitled to equitable relief by way of temporary and permanent injunctions and such other further relief as any court with jurisdiction may deem just and proper.

      15.2 In the event Licensor is required to take legal action against Licensee to recover royalties or other amounts payable to the Licensor or to enforce the provisions of this Agreement, Licensee agrees to pay Licensor's attorneys' fees, expenses and court costs.

      15.3 Licensee agrees not to hold Licensor liable for any indirect, punitive, special, incidental or consequential damages, including lost profits, caused by any breach of this Agreement by Licensor.

16.   GENERAL PROVISIONS

      16.1 ENTIRE AGREEMENT. This writing represents and expresses the entire agreement of the parties hereto. It replaces and supersedes all prior contracts, representations and understandings (written or oral) between the parties concerning the within subject matter.
      16.2 WAIVER. Any waiver, modification, or cancellation of any term or condition of this Agreement must be in writing. Licensee further understands and agrees that any oral representations, which have not been reduced to a formal writing signed by both parties, cannot be construed as a promise or obligation by Licensor to renew or extend this Agreement. No waiver by either party, whether express or implied, of any provisions of this Agreement or of any breach or default of either party shall constitute a continuing waiver of any other provision of this Agreement, and no such waiver by either party shall prevent such party from enforcing any and all provisions of this Agreement or from acting upon the same on any subsequent breach or default of the other party.

      16.3 HEADINGS. Captions and headings to sections are included solely for convenience and are not intended to affect interpretation of any provision of this Agreement.

      16.4 FORCE MAJEURE. In the event an act of the government, war conditions, fire, flood, or other act of God prevents either party from performing in accordance with the provisions of this Agreement, such nonperformance shall be excused and shall not be considered a breach or default for so long as the said conditions prevail. However, at any time after a six (6) month period of such nonperformance, either party may terminate this Agreement on thirty (30) days written notice thereof to the other party.

      16.5 FORM OF NOTICES AND PAYMENTS. All notices and statements shall be in writing and, together with all payments provided for herein, shall be given at the respective addresses of the parties set forth above, or at such changed address as the recipient shall have provided in writing. All notices to Licensee required hereunder shall be deemed given when mailed by certified mail, return receipt requested, by courier or overnight delivery service, or by telex or telecopier and addressed to Licensee at the address specified in Paragraph A of the Recitals Section.

      16.6 GOVERNING LAW. This Agreement and the relationship of the parties will be governed by, and interpreted in accordance with, the laws of the State of California, U.S.A., excluding its conflict of laws rules.

      16.7 JURISDICTION. With respect to any disputes arising out of this Agreement that pertain to sales within the United States of America, the parties hereby submit exclusively to the personal jurisdiction of the federal and state courts located in Los Angeles County, California, U.S.A. The parties consent and agree that each such court is a convenient forum for and has proper venue over the resolution of all legal actions, proceedings and disputes arising out of or relating to this Agreement. Licensee does by this Agreement appoint the Secretary of the State of California as its agent for service of process, or in the alternative consents to accept service of process during and after the term of this Agreement by regular mail or any other method in accordance with California law. Each party agrees that if so served it will raise no objection to the personal jurisdiction of the court on any matter connected with this Agreement that is within the court's subject matter jurisdiction. Each party hereby waives all rights it has or which may hereafter arise to contest such exclusive jurisdiction or venue.

      16.8 SEVERABILITY. If any provision of this Agreement is found to be illegal or unenforceable, then such provision will be deemed severable from the remainder of this Agreement, and the remaining provisions will continue in full force and effect. If any such unenforceability causes or may cause an injustice to a party, then that party may terminate this Agreement upon notice to the other party.

            IN WITNESS WHEREOF, the parties hereto intending to be bound hereby execute this Agreement by their duly authorized representatives on or about the date indicated below in El Segundo, California.


MATTEL, INC.                       BROOKFIELD ATHLETIC COMPANY



By:    /s/ Jean McKenzie          By:    /s/ James A. Buchanan

Name:  Jean McKenzie              Name:  James A. Buchanan

Title: Senior Vice President      Title: President

Date:  9/2/95                     Date:  5/15/96

                                   EXHIBIT A
                 MANUFACTURER'S AGREEMENT FOR TRADEMARK LICENSE


LICENSOR:           MATTEL, INC.

LICENSEE:           BROOKFIELD ATHLETIC COMPANY, INC.

TERRITORY OF
MANUFACTURE:

PRODUCTS:

PROPERTY:           BARBIE

TO:                 MATTEL, INC. 333 Continental Blvd.,
                    El Segundo, California 90245, U.S.A.
                    Attn: Director of Licensing

          The undersigned understands that MATTEL, INC., ("MATTEL"), has licensed the above-named Licensee to manufacture or have manufactured for it the above-named products (the "Products") utilizing certain designs and names owned by MATTEL identified as BARBIE ("the Property"). In order to induce MATTEL to consent to the manufacture of the Products by the undersigned, the undersigned agrees that it will not manufacture the Products using the Property for anyone but the Licensee; that it will not manufacture the Products in any territory other than the above-named Territory; that it will not (unless MATTEL otherwise consents in writing) manufacture any other merchandise utilizing any of the Property; that it will permit such representative as MATTEL may from time to time (but not more than twice annually for each of the Products) designate to inspect the activities of the undersigned with relation to its manufacture of the Products; and that whenever the Licensee ceases to require the undersigned to manufacture the Products, the undersigned will deliver to MATTEL or the Licensee any molds, plates, engravings or other devices used to reproduce the said designs and Property or will give satisfactory evidence of the destruction thereof. MATTEL shall be entitled to invoke any remedy permitted by law for violation of this Agreement by the undersigned.

MANUFACTURER: TRIPLE WIN SPORTS INDUSTRY INC.
Address:  8TH FL. NO.310, SEC4, CHUNG HSIAO E.RD
     TAIPEI, TAIWAN, R.O.C.
By: /s/ SUPER HSIEH
Name: SUPER HSIEH
Title: G. MANAGER
Date: MAY 2, 1996


                                   EXHIBIT A
                 MANUFACTURER'S AGREEMENT FOR TRADEMARK LICENSE


LICENSOR:           MATTEL, INC.

LICENSEE:           BROOKFIELD ATHLETIC COMPANY, INC.

TERRITORY OF
MANUFACTURE:

PRODUCTS:

PROPERTY:           BARBIE

TO:                 MATTEL, INC. 333 Continental Blvd.,
                    El Segundo, California 90245, U.S.A.
                    Attn: Director of Licensing

          The undersigned understands that MATTEL, INC., ("MATTEL"), has licensed the above-named Licensee to manufacture or have manufactured for it the above-named products (the "Products") utilizing certain designs and names owned by MATTEL identified as BARBIE ("the Property"). In order to induce MATTEL to consent to the manufacture of the Products by the undersigned, the undersigned agrees that it will not manufacture the Products using the Property for anyone but the Licensee; that it will not manufacture the Products in any territory other than the above-named Territory; that it will not (unless MATTEL otherwise consents in writing) manufacture any other merchandise utilizing any of the Property; that it will permit such representative as MATTEL may from time to time (but not more than twice annually for each of the Products) designate to inspect the activities of the undersigned with relation to its manufacture of the Products; and that whenever the Licensee ceases to require the undersigned to manufacture the Products, the undersigned will deliver to MATTEL or the Licensee any molds, plates, engravings or other devices used to reproduce the said designs and Property or will give satisfactory evidence of the destruction thereof. MATTEL shall be entitled to invoke any remedy permitted by law for violation of this Agreement by the undersigned.

MANUFACTURER: AMULA'S ENTERPRISE CORP.
Address:  2F. No. 17, Lane 280, Hsueh Fu Rd., Sec. 1,
     Tu-Cheng City, Taipei Hsien, Taiwan, R.O.C.
By: /s/ Yu Chun-Chin
Name: Chun-Chin Yiu
Title: President
Date: May 1, 1996




EXHIBIT C

PRODUCT LIST

1. Children's boot style roller skates in shoe sizes 10-4.

2. Molded in-line skates (specifically non-adjustable).

3. Double runner ice skates.

4. Figure skates (single blade).

5. Knee Pads (may be sold individually or in a set with other products).
6. Elbow Pads (may be sold individually or in a set with other products).

7. Wrist Guards (may be sold individually or in a set with other products).

8. *Gloves (may be sold individually or in a set with other products).

9. *Skate Bag (may be sold individually or in a set with other products).


*Indicates non-exclusive